Exhibit 99.1

Pumatech, Inc. acquires assets of Loudfire, Inc.

•	Pumatech Will Market And Sell LoudPC Software, Enabling Real-time Access To Microsoft

Outlook Email / PIM Data & PC Files From Any Browser-equipped Device

SAN JOSE, CA (07/02/03) - Pumatech, Inc. (NASDAQ: PUMA), a leading provider of synchronization software and services, today announced it has signed an agreement to acquire substantially all of the assets of Loudfire, Inc., of Tulsa, Okla., developer of LoudPC software. LoudPC allows anyone with an Internet browser or Web-enabled phone to enjoy real-time access to email and PIM (personal information management) data located in either Microsoft Outlook or Outlook Express. The product also provides secure access to pre-specified files residing on a host PC. Terms of the acquisition were not disclosed. Pumatech expects to close the transaction within 30 days.

“This acquisition will provide Pumatech with another strategic building block as we move to broaden parameters of the synchronization market and provide the best possible suite of products and services to enterprises and individual users alike,” explained Woodson (Woody) Hobbs, Pumatech’s president and CEO. “LoudPC, like our acquisition of Starfish before it, is a dynamic technology that will enable our users to gain access to critical data in a variety of ways. It is highly complementary to our desktop-based Intellisync synchronization software, enabling access to essential Outlook-based email and PIM data - as well as selected PC files - in real time, whenever Web access is available from a laptop, PDA or Web-enabled phone. Intellisync will continue to provide the market’s leading synchronization solution, for placing important email and PIM info at users’ fingertips when wireless, real-time access is unavailable. Together, they give users the best of both worlds.”

Pumatech will immediately begin to market and sell LoudPC via its Web Store. For more information, visit www.loudpc.com.

ABOUT PUMATECH

Pumatech, Inc. (NASDAQ: PUMA) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information throughout the enterprise. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Microsoft, Oracle, PeopleSoft, America Online, Yahoo!, NTT DoCoMo, Eastman Kodak and IBM. The Company has headquarters in Silicon Valley and offices in Amsterdam, Munich, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

The forward-looking statements above in this news release, including benefits from the product offerings and customer relationships, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include risks associated with the successful integration of the Loudfire business, including management distraction during such integration, and the impact that the failure to successfully integrate could have on the realization of the anticipated benefits of the acquisition, uncertainties related to the effect of continued weakness of general economic factors on the overall demand for our products and services, the timing of market adoption and movement toward data synchronization and integration solutions, market acceptance of wireless data services, margin erosion, market shrinkage, economic uncertainty related to terrorism and conflict in the Middle East and elsewhere in the world, market acceptance of the acquisition, the ability to leverage the acquisition to address synchronization challenges, timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, consummation of binding agreements with prospective business partners, as well as additional risk factors, as discussed in the “Risk Factors” section of Pumatech’s Annual Report on Form 10-K for the year ended July 31, 2002 and Pumatech’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Pumatech disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Pumatech, the Pumatech logo and Intellisync are trademarks of Pumatech, Inc., that may be registered in certain jurisdictions. All other product and company names may be trademarks of their respective owners.

LoudPC is a trademark of Loudfire, Inc.